                                              EX-99.B(p)igcode

                         CODE OF ETHICS

                 Waddell & Reed Financial, Inc.
                      Waddell & Reed, Inc.
          Waddell & Reed Investment Management Company
                 Austin, Calvert & Flavin, Inc.
            Fiduciary Trust Company of New Hampshire
                  Waddell & Reed Advisors Funds
                        W & R Funds, Inc.
                    Target/United Funds, Inc.

                                     As Revised:  May 17, 2000

1.      Preface

  Rule 17j-1 of the Investment Company Act of 1940 (the "Act")
  requires registered investment companies and their
  investment advisers and principal underwriters to adopt
  codes of ethics and certain other requirements to prevent
  fraudulent, deceptive and manipulative practices. Each
  investment company in Waddell & Reed Advisors Funds, W & R
  Funds, Inc. and Target/United Funds, Inc. (each a "Fund,"
  and collectively the "Funds") is registered as an open-end management investment company under the Act. Waddell & Reed,
  Inc. ("W&R") is the principal underwriter of each of the
  Funds. Waddell & Reed Investment Management Company
  ("WRIMCO") is the investment adviser of the Funds and may
  also serve as investment adviser to institutional clients
  other than the Funds. Austin, Calvert & Flavin, Inc. ("ACF")
  is a subsidiary of WRIMCO and serves as investment adviser to individuals and institutional clients other than the
  Funds. Fiduciary Trust Company of New Hampshire ("FTC"), is
  a trust company and a subsidiary of W&R; Waddell & Reed
  Financial, Inc. ("WDR") is the public holding company.
  Except as otherwise specified herein, this Code applies to all employees, officers and directors of W&R, WRIMCO, ACF
  and the Funds, (collectively, the "Companies").

  This Code of Ethics (the "Code") is based on the principle that the officers, directors and employees of the Companies have a fiduciary duty to place the interests of their
  respective advisory clients first, to conduct all personal securities transactions consistently with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of their position of trust and
  responsibility, and to conduct their personal securities
  transactions in a manner which does not interfere with the portfolio transactions of any advisory client or otherwise take unfair advantage of their relationship to any advisory client. Persons covered by this Code must adhere to this
  general principle as well as comply with the specific
  provisions of this Code. Technical compliance with this Code will not insulate from scrutiny trades which indicate an
  abuse of an individual's fiduciary duties to any advisory
  client.

  This Code has been approved, and any material change to it must be approved, by each Fund's board of directors,
  including a majority of the Fund's Disinterested directors.

2.      Definitions

  "Access Person" means (i) any employee, director, officer or general partner of a Fund, W&R, WRIMCO or ACF, (ii) any
  director or officer of  FTC or WDR or any employee of any
  company in a control relationship to the Companies who, in the ordinary course of his or her business, makes,
  participates in or obtains information regarding the
  purchase or sale of securities for an advisory client or
  whose principal function or duties relate to the making of any recommendation to an advisory client regarding the
  purchase or sale of securities and (iii) any natural person in a control relationship to the Companies who obtains
  information concerning recommendations made to an advisory client with regard to the purchase or sale of a security. A natural person in a control relationship or an employee of a company in a control relationship does not become an "Access
  Person" simply by virtue of the following:  normally
  assisting in the preparation of public reports, but not
  receiving information about current recommendations or
  trading; or a single instance of obtaining knowledge of
  current recommendations or trading activity, or infrequently and inadvertently obtaining such knowledge. The Legal
  Department, in cooperation with department heads, is
  responsible for determining who are Access Persons.

  "Advisory Client" means any client (including both
  investment companies and managed accounts) for which WRIMCO or ACF serves as an investment adviser, renders investment advice or makes investment decisions.

  A security is "being considered for purchase or sale" when the order to purchase or sell such security has been given to the trading room, or prior thereto when, in the opinion of the portfolio manager or division head, a decision,
  whether or not conditional, has been made (even though not yet implemented) to make the purchase or sale, or when the decision-making process has reached a point where such a
  decision is imminent.

  "Beneficial Ownership" shall be interpreted in the same
  manner as it would be under Rule 16a-1(a)(2) under the
  Securities Exchange Act of 1934 in determining whether a
  person is the beneficial owner of a security for purposes of
  Section 16 of the Securities Exchange Act of 1934. (See
  Appendix A for a more complete description.)

  "Control" shall have the same meaning as that set forth in
  Section 2(a)(9) of the Act.

  "De Minimis Transaction" means a transaction in an equity
  security (or an equivalent security) which is equal to or
  less than 300 shares, or is a fixed-income security (or an equivalent security) which is equal to or less than $15,000 principal amount. Purchases and sales, as the case may be, in the same security or an equivalent security within 30
  days will be aggregated for purposes of determining if the transaction meets the definition of a De Minimis
  Transaction.

  "Disinterested Director" means a director who is not an
  "interested person" within the meaning of Section 2(a)(19)
  of the Act.

  "Equivalent Security" means any security issued by the same entity as the issuer of a subject security, including
  options, rights, warrants, preferred stock, restricted
  stock, phantom stock, bonds and other obligations of that
  company, or security convertible into another security.

  "Immediate Family" of an individual means any of the
  following persons who reside in the same household as the
  individual:

       child               grandparent         son-in-law
       stepchild           spouse              daughter-in-law
       grandchild          sibling             brother-in-law
       parent              mother-in-law       sister-in-law
       stepparent          father-in-law

  Immediate Family includes adoptive relationships and any
  other relationship (whether or not recognized by law) which the Legal Department determines could lead to possible
  conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

  "Investment Personnel" means those employees who provide
  information and advice to a portfolio manager or who help
  execute the portfolio manager's decisions.

  "Large Cap Transaction" means a purchase or sale of
  securities issued by (or equivalent securities with respect
  to) companies with market capitalization of at least $2.5
  billion.

  "Non-Affiliated Director" is a Director that is not an
  affiliated person of W&R.

  "Portfolio Manager" means those employees entrusted with the direct responsibility and authority to make investment
  decisions affecting an Advisory Client.

  "Purchase or sale of a security" includes, without
  limitation, the writing, purchase or exercise of an option to purchase or sell a security, conversions of convertible securities and short sales.

  "Security" shall have the meaning set forth in Section
  2(a)(36) of the Act, except that it shall not include shares of registered open-end investment companies, securities
  issued by the Government of the United States, short-term
  debt securities which are "government securities" within the meaning of Section 2(a)(16) of the Act, bankers'
  acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, including
  repurchase agreements, and such other money market
  instruments as are designated by the boards of directors of the Companies.

  Security does not include futures contracts or options on
  futures contracts (provided these instruments are not used to indirectly acquire an interest which would be prohibited under this Code), but the purchase and sale of such
  instruments are nevertheless subject to the reporting
  requirements of this Code.

  "Security held or to be acquired" by an Advisory Client
  means (a) any security which, within the most recent 15
  days, (i) is or has been held by an Advisory Client or (ii)
  is being or has been considered for purchase by an Advisory
  Client, and (b) any option to purchase or sell, and any
  security convertible into or exchangeable into, a security described in the preceding clause (a).

3.      Pre-Clearance Requirements

  Except as otherwise specified in this Code, all Access
  Persons, except a Non-Affiliated Director or a member of his or her Immediate Family, shall clear in advance through the
  Legal Department any purchase or sale, direct or indirect, of any Security in which such Access Person has, or by
  reason of such transaction acquires, any direct or indirect
  Beneficial Ownership; provided, however, that an Access
  Person shall not be required to clear transactions effected for securities held in any account over which such Access
  Person does not have any direct or indirect influence or
  control.

  For accounts affiliated with Waddell & Reed, Inc. or any of its affiliates or related companies ("affiliated accounts"),
  WRIMCO must clear in advance purchases of equity securities in initial public offerings only.

  Except as otherwise provided in Section 5, the Legal
  Department will not grant clearance for any purchase by an
  Access Person if the Security is currently being considered for purchase or being purchased by any Advisory Client or
  for sale by an Access Person if currently being considered for sale or being sold by any Advisory Client. If the
  Security proposed to be purchased or sold by the Access
  Person is an option, clearance will not be granted if the
  securities subject to the option are being considered for
  purchase or sale as indicated above. If the Security
  proposed to be purchased or sold is a convertible security, clearance will not be granted if either that security or the securities into which it is convertible are being considered for purchase or sale as indicated above. The Legal
  Department will not grant clearance for any purchase by an affiliated account of any security in an initial public
  offering if an Advisory Client is considering the purchase or has submitted an indication of interest in purchasing
  shares in such initial public offering. For all other
  purchases and sales of securities for affiliated accounts, no clearance is necessary, but such transactions are subject to WRIMCO's Procedures for Aggregation of Orders for
  Advisory Clients, as amended from time to time.

  The Legal Department may refuse to preclear a transaction if it deems the transaction to involve a conflict of interest, possible diversion of corporate opportunity, or an
  appearance of impropriety.

  Clearance is effective, unless earlier revoked, until the
  earlier of (1) the close of business on the fifth trading
  day, beginning on and including the day on which such
  clearance was granted, or (2) such time as the Access Person learns that the information provided to the Legal Department in such Access Person's request for clearance is not
  accurate. If an Access Person places an order for a
  transaction within the five trading days but such order is not executed within the five trading days (e.g., a limit
  order), clearance need not be reobtained unless the person who placed the original order amends such order in any way.
  Clearance may be revoked at any time and is deemed revoked if, subsequent to receipt of clearance, the Access Person
  has knowledge that a Security to which the clearance relates is being considered for purchase or sale by an Advisory
  Client

4.      Exempted Transactions

  The pre-clearance requirements in Section 3 and the
  prohibited actions and transactions in Section 5 of this
  Code shall not apply to:

  (a)  Purchases or sales which are non-volitional on the part of either the Access Person or the Advisory Client.
       This exemption includes accounts managed by WRIMCO, on
       a discretionary basis, that are deemed to be
       beneficially owned by an Access Person.

  (b)  Purchases which are part of an automatic dividend
       reinvestment plan.

  (c)  Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its
       securities, to the extent such rights were acquired
       from such issuer, and sales of such rights so acquired.

  (d)  Transactions in securities of WDR; however, individuals subject to the Insider Trading Policy remain subject to
       such policy. (See Appendix B).

  (e)  Purchases or sales by a Non-Affiliated Director or a
       member of his or her Immediate Family.

5.      Prohibited Actions and Transactions

  Clearance will not be granted under Section 3 with respect to the following prohibited actions and transactions.
  Engaging in any such actions or transactions by Access
  Persons will result in sanctions, including, but not limited to, the sanctions expressly provided for in this Section.

  (a)  Except with respect to Large Cap Transactions,
       Investment Personnel and Portfolio Managers shall not
       acquire any security for any account in which such
       Investment Personnel or Portfolio Manager has a
       beneficial interest, excluding the Funds, in an initial
       public offering of that security.

  (b)  Except with respect to Large Cap Transactions, Access
       Persons shall not execute a securities transaction on a
       day during which an Advisory Client has a pending buy
       or sell order in that same security or an equivalent
       security until that order is executed or withdrawn. An
       Access Person shall disgorge any profits realized on
       trades within such period.

  (c)  Except for De Minimis Transactions and Large Cap
       Transactions, a Portfolio Manager shall not buy or sell
       a Security within seven (7) trading days before or
       after an Advisory Client that the Portfolio Manager
       manages trades in that Security or an equivalent
       security. A Portfolio Manager shall disgorge any
       profits realized on such trades within such period.

  (d)  Except for De Minimis Transactions and Large Cap
       Transactions, Investment Personnel and Portfolio
       Managers shall not profit in the purchase or sale, or
       sale and purchase, of the same (or equivalent)
       securities within sixty (60) calendar days. The Legal
       Department will review all such short-term trading by
       Investment Personnel and Portfolio Managers and may, in
       its sole discretion, allow exceptions when it has
       determined that an exception would be equitable and
       that no abuse is involved. Investment Personnel and
       Portfolio Managers profiting from a transaction shall
       disgorge any profits realized on such transaction. This
       section shall not apply to options on securities used
       for hedging purposes for securities held longer than
       sixty (60) days.

  (e)  Except with respect to Large Cap Transactions,
       Investment Personnel and Portfolio Managers shall not
       acquire a security in a private placement, absent prior
       authorization from the Legal Department. The Legal
       Department will not grant clearance for the acquisition
       of a security in a private placement if it is
       determined that the investment opportunity should be
       reserved for an Advisory Client or that the opportunity
       to acquire the security is being offered to the
       individual requesting clearance by virtue of such
       individual's position with the Companies. An individual
       who has been granted clearance to acquire securities in
       a private placement shall disclose such investment when
       participating in an Advisory Client's subsequent
       consideration of an investment in the issuer. A
       subsequent decision by an Advisory Client to purchase
       such a security shall be subject to independent review
       by Investment Personnel with no personal interest in
       the issuer.

  (f)  An Access Person shall not execute a securities
       transaction while in possession of material non-public
       information regarding the security or its issuer.

  (g)  An Access Person shall not execute a securities
       transaction which is intended to result in market
       manipulation, including but not limited to, a
       transaction intended to raise, lower, or maintain the
       price of any security or to create a false
       appearance(s) of active trading.

  (h)  Except with respect to Large Cap Transactions, an
       Access Person shall not execute a securities
       transaction involving the purchase or sale of a
       security at a time when such Access Person intends, or
       knows of another's intention, to purchase or sell that
       security (or an equivalent security) on behalf of an
       Advisory Client. This prohibition would apply whether
       the transaction is in the same (e.g., two purchases) or
       the opposite (a purchase and sale) direction as the
       transaction of the Advisory Client.

  (i)  An Access Person shall not cause or attempt to cause
       any Advisory Client to purchase, sell, or hold any
       security in a manner calculated to create any personal
       benefit to such Access Person or his or her Immediate
       Family. If an Access Person or his or her Immediate
       Family stands to materially benefit from an investment
       decision for an Advisory Client that the Access Person
       is recommending or in which the Access Person is
       participating, the Access Person shall disclose to the
       persons with authority to make investment decisions for
       the Advisory Client, any beneficial interest that the
       Access Person or his or her Immediate Family has in
       such security or an equivalent security, or in the
       issuer thereof, where the decision could create a
       material benefit to the Access Person or his or her
       Immediate Family or result in the appearance of
       impropriety.

  (j)  Investment Personnel and Portfolio Managers shall not accept from any person or entity that does or proposes
       to do business with or on behalf of an Advisory Client
       a gift or other thing of more than de minimis value or
       any other form of advantage. The solicitation or giving
       of such gifts by Investment Personnel and Portfolio
       Managers is also prohibited. For purposes of this
       subparagraph, "de minimis" means $75 or less if
       received in the ordinary course of business.

  (k)  Investment Personnel and Portfolio Managers shall not serve on the board of directors of publicly traded
       companies, absent prior authorization from the Legal
       Department. The Legal Department will grant
       authorization only if it is determined that the board
       service would be consistent with the interests of any
       Advisory Client. In the event board service is
       authorized, such individuals serving as directors shall
       be isolated from those making investment decisions
       through procedures designed to safeguard against
       potential conflicts of interest, such as a Chinese Wall
       policy or investment restrictions.

6.      Reporting by Access Persons

  (a)  Each Access Person, except a Non-Affiliated Director or a member of his or her Immediate Family, shall require
       a broker-dealer or bank effecting a transaction in any
       security in which such Access Person has, or by reason
       of such transaction acquires, any direct or indirect
       Beneficial Ownership in the security to timely send
       duplicate copies of each confirmation for each
       securities transaction and periodic account statement
       for each brokerage account in which such Access Person
       has a beneficial interest to Waddell & Reed, Inc.,
       Attention: Legal Department.

  (b)  Each Access Person, except a Non-Affiliated Director or a member of his or her Immediate Family, shall report
       to the Legal Department no later than 10 days after the
       end of each calendar quarter the information described
       below with respect to transactions during the quarter
       in any security in which such Access Person has, or by
       reason of such transaction acquired, any direct or
       indirect Beneficial Ownership in the security and with
       respect to any account established by the Access Person
       in which securities were held during the quarter for
       the direct or indirect benefit of the Access Person;
       provided, however, that an Access Person shall not be
       required to make a report with respect to transactions
       effected for or securities held in any account over
       which such Access Person does not have any direct or
       indirect influence or control:

       (i)  The date of the transaction, the name, the
            interest rate and maturity date (if applicable),
            the number of shares and the principal amount of
            the security;

       (ii) The nature of the transaction (i.e., purchase,
            sale or any other type of acquisition or
            disposition);

       (iii)The price at which the transaction was effected;

       (iv) The name of the broker, dealer or bank with or
            through whom the transaction was effected and,
            with respect to an account described above in this
            paragraph, with whom the Access Person established
            the account;

       (v)  The date the account was established; and

       (vi) The date the report is submitted.

  (c)  Upon commencement of employment, or, if later, at the time he or she becomes an Access Person each such
       Access Person, except a Non-Affiliated Director or a
       member of his or her Immediate Family, shall provide
       the Legal Department with a report that discloses:

       (i)  The name, number of shares and principal amount of
            each security in which the Access Person had any
            direct or indirect Beneficial Ownership when he or
            she became an Access Person;

       (ii) The name of any broker, dealer or bank with which
            the Access Person maintained an account in which
            securities were held for the direct or indirect
            benefit of the Access Person as of the date he or
            she became an Access Person; and

       (iii)     The date of the report.

       Annually thereafter, each Access Person, except a Non-
       Affiliated Director or a member of his or her Immediate
       Family, shall provide the Legal Department with a
       report that discloses the following information
       (current as of a date no more than 30 days before the
       report is submitted):

       (i)  The name, number of shares and principal amount of
            each security in which the Access Person had any
            direct or indirect Beneficial Ownership;

       (ii) The name of any broker, dealer or bank with which
            the Access Person maintains an account in which
            securities were held for the direct or indirect
            benefit of the Access Person; and

       (iii)     The date the report is submitted.

       However, an Access Person shall not be required to make
       a report with respect to securities held in any account
       over which such Access Person does not have any direct
       or indirect influence or control.

       In addition, each Access Person, except a Non-
       Affiliated Director or a member of his or her Immediate
       Family, shall annually certify in writing that all
       transactions in any security in which such Access
       Person has, or by reason of such transaction has
       acquired, any direct or indirect Beneficial Ownership
       have been reported to the Legal Department. If an
       Access Person had no transactions during the year, such
       Access Person shall so advise the Legal Department.

  (d)  A Non-Affiliated Director or a member of his or her
       Immediate Family need only report a transaction in a
       security if such director, at the time of that
       transaction, knew or, in the ordinary course of
       fulfilling his or her official duties as a director,
       should have known that, during the 15-day period
       immediately preceding the date of the transaction by
       the director, such security was purchased or sold by an
       Advisory Client or was being considered for purchase or
       sale by an Advisory Client.

  (e)  In connection with a report, recommendation or decision of an Access Person to purchase or sell a security, the
       Companies may, in their discretion, require such Access
       Person to disclose his or her direct or indirect
       Beneficial Ownership of such security. Any such report
       may contain a statement that the report shall not be
       construed as an admission by the person making such
       report that he or she has any direct or indirect
       Beneficial Ownership in the security to which the
       report relates.

  (f)  The Legal Department shall identify all Access Persons who are required to make reports under this section and
       shall notify those persons of their reporting
       obligations hereunder. The Legal Department shall
       review, or determine other appropriate personnel to
       review, the reports submitted under this section.

7.      Reports to Board

  At least annually, each Fund, WRIMCO and W&R shall provide the Fund's board of directors, and the board of directors
  shall consider, a written report that:

  (a)
      Describes any issues arising under this Code or the
      related procedures instituted to prevent violation of
      this Code since the last report to the board of
      directors, including, but not limited to, information
      about material violations of this Code or such
      procedures and sanctions imposed in response to such
      violations; and

  (b)
      Certifies that the Fund, WRIMCO and W&R, as applicable,
      have adopted procedures reasonably necessary to prevent
      Access Persons from violating this Code.

      In addition to the written report otherwise required by
      this section, all material violations of this Code and
      any sanctions imposed with respect thereto shall be
      periodically reported to the board of directors of the
      Fund with respect to whose securities the violation
      occurred.

8.      Confidentiality of Transactions and Information

  Every Access Person shall treat as confidential information the fact that a security is being considered for purchase or sale by an Advisory Client, the contents of any research
  report, recommendation or decision, whether at the
  preliminary or final level, and the holdings of an Advisory
  Client and shall not disclose any such confidential
  information without prior consent from the Legal Department.
  Notwithstanding the foregoing, with respect to a Fund, the holdings of the Fund shall not be considered confidential
  after such holdings by the Fund have been disclosed in a
  public report to shareholders or to the Securities and
  Exchange Commission.

  Access Persons shall not disclose any such confidential
  information to any person except those employees and
  directors who need such information to carry out the duties of their position with the Companies.

9.      Sanctions

  Upon discovering a violation of this Code, the Companies may impose such sanctions as it deems appropriate, including,
  without limitation, a letter of censure or suspension or
  termination of the employment of the violator.

10.    Certification of Compliance

  Each Access Person, except a Non-Affiliated Director and
  members of his or her Immediate Family, shall annually
  certify that he or she has read and understands this Code
  and recognizes that he or she is subject hereto.

                Appendix A to the Code of Ethics

                     "Beneficial Ownership"

  For purposes of this Code, "Beneficial Ownership" is
  interpreted in the same manner as it would be under Rule
  16a-1(a)(2) of the Securities Exchange Act of 1934 in
  determining whether a person is the beneficial owner of a
  security for purposes of Section 16 of the Securities
  Exchange Act of 1934. In general, a "beneficial owner" of a security is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or
  otherwise, has or shares any direct or indirect pecuniary
  interest in the security. The Companies will interpret
  Beneficial Ownership in a broad sense.

  The existence of Beneficial Ownership is clear in certain
  situations, such as:  securities held in street name by
  brokers for an Access Person's account, bearer securities
  held by an Access Person, securities held by custodians,
  pledged securities, and securities held by relatives or
  others for an Access Person. An Access Person is also
  considered the beneficial owner of securities held by
  certain family members. The SEC has indicated that an
  individual is considered the beneficial owner of securities owned by such individual's Immediate Family. The relative's ownership of the securities may be direct (i.e., in the name of the relative) or indirect.

  An Access Person is deemed to have Beneficial Ownership of securities owned by a trust of which the Access Person is
  the settlor, trustee or beneficiary, securities owned by an estate of which the Access Person is the executor or
  administrator, legatee or beneficiary, securities owned by a partnership of which the Access Person is a partner, and
  securities of a corporation of which the Access Person is a director, officer or shareholder.

  An Access Person must comply with the provisions of this
  Code with respect to all securities in which such Access
  Person has a Beneficial Ownership.  If an Access Person is
  in doubt as to whether she or he has a Beneficial Ownership interest in a security, the Access Person should report the ownership interest to the Legal Department. An Access Person may disclaim Beneficial Ownership as to any security on
  required reports.

                           APPENDIX B

               POLICY STATEMENT ON INSIDER TRADING
                        December 8, 1994

I.   Prohibition on Insider Trading

       All employees, officers, directors and other persons
  associated with the Companies as a term of their employment or association are forbidden to misuse in violation of
  Federal securities laws or other applicable laws material
  nonpublic information.

       This prohibition covers transactions for one's own
       benefit and also for the benefit of or on behalf of
       others, including the investment companies in the
       United Group of Mutual Funds, Waddell & Reed Funds,
       Inc. and Target/United Funds, Inc. (the "Funds") or
       other investment Advisory Clients. The prohibition also
       covers the unlawful dissemination of such information
       to others. Such conduct is frequently referred to as
       "insider trading". The policy of the Companies applies
       to every officer, director, employee and associated
       person of the Companies and extends to activities
       within and outside their duties at the Companies. The
       prohibition is in addition to the other policies and
       requirements under the Companies' Code of Ethics and
       other policies issued from time to time. It applies to
       transactions in any securities, including publicly
       traded securities of affiliated companies (e.g.,
       Waddell & Reed Financial, Inc. [1])

       This Policy Statement is intended to inform personnel
       of the issues so as to enable them to avoid taking
       action that may be unlawful or to seek clearance and
       guidance from the Legal Department when in doubt. It is
       not the purpose of this Policy Statement to give
       precise and definitive rules which will relate to every
       situation, but rather to furnish enough information so
       that subject persons may avoid unintentional violations
       and seek guidance when necessary.

       All employees, officers and directors of the Companies
       will be furnished with or have access to a copy of this
       Policy Statement. Any questions regarding the policies
       or procedures described herein should be referred to
       the Legal Department. To the extent that inquiry of
       employees reveals that this Policy Statement is not
       self-explanatory or is likely to be substantively
       misunderstood, appropriate personnel will conduct
       individual or group meetings from time to time to
       assure that policies and procedures described herein
       are understood.

  [1]Reporting transactions in affiliated corporation securities is in addition to and does not replace the obligation of
  certain senior officers to file reports with the Securities and Exchange Commission.

       The term "insider trading" is not defined in the
       Federal securities laws, but generally is used to refer
       to the use of material nonpublic information to trade
       in securities (whether or not one is an "insider") or
       to communications of material nonpublic information to
       others. In addition, there is no definitive and precise
       law as to what constitutes material nonpublic
       information or its unlawful use. The law in these areas
       has been developed through court decisions primarily
       interpreting basic anti-fraud provisions of the Federal
       securities laws. There is no statutory definition, only
       statutory sanctions and procedural requirements.

       While the law concerning insider trading is not static,
       it is generally understood that the law is as follows:

       (a)  It is unlawful for any person, directly or
            indirectly, to purchase, sell or cause the
            purchase or sale of any security, either
            personally or on behalf of or for the benefit of
            others, while in the possession of material,
            nonpublic information relating thereto, if such
            person knows or recklessly disregards that such
            information has been obtained wrongfully, or that
            such purchase or sale would constitute a wrongful
            use of such information. The law relates to
            trading by an insider while in possession of
            material nonpublic information or trading by a
            non-insider while in possession of material
            nonpublic information, where the information
            either was disclosed to the non-insider in
            violation of an insider's duty to keep it
            confidential or was misappropriated.

       (b)  It is unlawful for any person involved in any
            transaction which would violate the foregoing to
            communicate material nonpublic information to
            others (or initiate a chain of communication to
            others) who purchase or sell the subject security
            if such sale or purchase is reasonably
            foreseeable.

       The major elements of insider trading and the penalties
       for such unlawful conduct are discussed below. If,
       after reviewing this Policy Statement, you have any
       questions, you should consult the Legal Department.

       1.   Who is an Insider?  The concept of "insider" is
            broad. It includes officers, directors and
            employees of the company in possession of
            nonpublic information. In addition, a person can
            be a "temporary insider" if he or she enters into
            a special confidential relationship in the conduct
            of the company's affairs and as a result is given
            access to information solely for the company's
            purposes. A temporary insider can include, among
            others, a company's attorneys, accountants,
            consultants, bank lending officers, and certain of
            the employees of such organizations. In addition,
            the Companies may become a temporary insider of a
            company it advises or for which it performs
            services.

       2.   What is Material Information?  Trading on inside
            information is not a basis for liability unless
            the information is material. "Material
            information" includes information that a
            reasonable investor would be likely to consider
            important in making an investment decision,
            information that is reasonably certain to have a
            substantial effect on the price of a company's
            securities if publicly known, or information which
            would significantly alter the total mix of
            information available to shareholders of a
            company. Information that one may consider
            material includes information regarding dividends,
            earnings, estimates of earnings, changes in
            previously released earnings estimates, merger or
            acquisition proposals or agreements, major
            litigation, liquidation problems, new products or
            discoveries and extraordinary management
            developments. Material information is not just
            information that emanates from the issuer of the
            security, but includes market information such as
            the intent of someone to commence a tender offer
            for the securities, a favorable or critical
            article in an important financial publication or
            information relating to a Fund's buying program.

       3.   What is Nonpublic Information?  Information is
            nonpublic until it has been effectively
            communicated to the marketplace and is available
            to investors generally. One must be able to point
            to some fact to show that the information is
            generally public. For example, information found
            in a report filed with the SEC, or appearing in
            The Wall Street Journal or other publications of
            general circulation would be considered public.

       4.   When is a Person in Possession of Information?
            Once a person has possession of material nonpublic
            information, he or she may not buy or sell the
            subject security, even though the person is
            prompted by entirely different reasons to make the
            transaction, if such person knows or recklessly
            disregards that such information was wrongfully
            obtained or will be wrongfully used. Advisory
            personnel's normal analytical conclusions, no
            matter how thorough and convincing, can
            temporarily be of no use if the analyst has
            material nonpublic information, which he knows or
            recklessly disregards is information which was
            wrongfully obtained or would be wrongfully used.

       5.   When Is Information Wrongfully Obtained or
            Wrongfully Used?  Wrongfully obtained connotes the
            idea of gaining the information from some unlawful
            activity such as theft, bribery or industrial
            espionage. It is not necessary that the subject
            person gained the information through his or her
            own actions. Wrongfully obtained includes
            information gained from another person with
            knowledge that the information was so obtained  or
            with reckless disregard that the information was
            so obtained. Wrongful use of information concerns
            circumstances where the person gained the
            information properly, often to be used properly,
            but instead using it in violation of some express
            or implied duty of confidentiality. An example
            would be the personal use of information
            concerning Funds' trades. The employee may need to
            know a Fund's pending transaction and may even
            have directed it, but it would be unlawful to use
            this information in his or her own transaction or
            to reveal it to someone he or she believes may
            personally use it.

       6.   When Is Communicating Information (Tipping)
            Unlawful?  It is unlawful for a person who,
            although not trading himself or herself,
            communicates material nonpublic information to
            those who make an unlawful transaction if the
            transaction is reasonably foreseeable. The reason
            for tipping the information is not relevant. The
            tipper's motivation is not of concern, but it is
            relevant whether the tipper knew the information
            was unlawfully obtained or was being unlawfully
            used. For example, if an employee tips a friend
            about a large pending trade of a Fund, why he or
            she did so is not relevant, but it is relevant
            that he or she had a duty not to communicate such
            information. It is unlawful for a tippee to trade
            while in possession of material nonpublic
            information if he or she knew or recklessly
            ignored that the information was wrongfully
            obtained or wrongfully communicated to him or her
            directly or through a chain of communicators.

  II.  Penalties for Insider Trading
       Penalties for unlawful trading or communication of
       material nonpublic information are severe, both for
       individuals involved in such unlawful conduct and their
       employers. A person can be subject to some or all the
       penalties below even if he or she does not personally
       benefit from the violation. Penalties include civil
       injunctions, treble damages, disgorgement of profits,
       jail sentences, fines for the person who committed the
       violation and fines for the employer or other
       controlling person. In addition, any violation of this
       Policy Statement can be expected to result in serious
       sanctions by any or all of the Companies, including,
       but not limited to, dismissal of the persons involved.

  III. Monitoring of Insider Trading

       The following are some of the procedures which have
       been established to aid the officers, directors and
       employees of the Companies in avoiding insider trading,
       and to aid the Companies in preventing, detecting and
       imposing sanctions against insider trading. Every
       officer, director and employee of the Companies must
       follow these procedures or risk serious sanctions,
       including dismissal, substantial liability and criminal
       penalties. If you have any questions about these
       procedures, you should consult the Legal Department.

       A.   Identifying Inside Information
            Before trading for yourself or others in the
            securities of a company about which you may have
            potential inside information, ask yourself the
            following questions:

            (1)  Is the information material?  Is this
                 information that an investor would consider
                 important in making his or her investment
                 decisions?  Is this information that would
                 substantially affect the market price of
                 securities if generally disclosed?

            (2)  Is the information nonpublic?  To whom has
                 this information been provided?  Has the
                 information been effectively communicated to
                 the marketplace by being published in a
                 publication of general circulation?

            (3)  Do you know or have any reason to believe the
                 information was wrongfully obtained or may be
                 wrongfully used?

            If after consideration of the above, you believe
            that the information is material and nonpublic and
            may have been wrongfully obtained or may be
            wrongfully used, or if you have questions as to
            whether the information is material or nonpublic
            or may have been wrongfully obtained or may be
            wrongfully used, you should take the following
            steps:

            (1)  Report the matter immediately to the Legal
                 Department.

            (2)  Do not purchase or sell the securities on
                 behalf of yourself or others.